U.S. SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

          INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                                                                          FORM 3

  Filed                                  pursuant to Section 16(a) of the
                                         Securities Exchange Act of 1934,
                                         Section 17(a) of the Public Utility
                                         Holding Company Act of 1935 or Section
                                         30(f) of the Investment Company Act of
                                         1940

1.     Name and Address of Reporting Person

       MillenCo, L.P.
       666 Fifth Avenue
       New York, New York 10103

2.     Date of Event Requiring Statement (Month/Day/Year)

       02/26/02

3.     IRS or Social Security Number of Reporting Person (Voluntary)

4.     Issuer Name and Ticker or Trading Symbol

       Enchira Biotechnology Corporation (ENBC)

5.     Relationship of Reporting Person to Issuer (Check all applicable)

       [ ] Director
       [ ] Officer (give title below)
       [x] 10% Owner
       [ ] Other (specify below)

6.     If Amendment, Date of Original (Month/Day/Year)

7.     Individual or Joint/Group Filing (Check applicable line)

       [x] Form filed by One Reporting Person
       [ ] Form filed by More than One Reporting Person

Table I - Non-Derivative Securities Beneficially Owned

1.     Title of Security (Instr. 4)

             Common Stock

2.     Amount of Securities Beneficially Owned (Instr. 4)

             4,364,275

3.     Ownership Form: Direct (D) or Indirect (I) (Instr. 5)

             D

4.     Nature of Indirect Beneficial Ownership (Instr. 4)

             Not applicable.

Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.     Title of Derivative Security (Instr. 4)


2.     Date Exercisable and Expiration Date (Month/Day/Year)

             Date Exercisable:


             Expiration Date:


3.     Title and Amount of Securities Underlying Derivative Security (Instr. 4)

             Title:


                           Amount or Number of Shares:


4.     Conversion or Exercise Price of Derivative Security


5.  Ownership  Form of  Derivative  Security:  Direct (D) or  Indirect  (I)
    (Instr. 5)


6.     Nature of Indirect Beneficial Ownership (Instr. 5)



Explanation of Responses:



** Intentional misstatement or omissions of facts constitute Federal Criminal Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Date: March 8, 2002

                           MILLENCO, L.P.
                           By: Millennium Management, L.L.C.,
                                 as general partner


                                 By: /s/ Israel A. Englander
                                     -----------------------
                                       Israel A. Englander
                                       Managing Member

                           **Signature of Reporting Person

Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.